Exhibit 99.1

MARINEMAX REPORTS RECORD FOURTH QUARTER

AND FISCAL YEAR RESULTS

~Fourth Quarter Revenue Increases 16% to $462 Million~

~Achieves Highest Quarterly Gross Margin in Company’s History~

~Record Fourth Quarter Earnings Per Share of $1.45~

~Record Fiscal 2021 Revenue Surpasses $2 Billion; Over 13% Same-Store Sales Growth~

~Earnings Per Share of $6.78; Surpasses High End of Guidance Range for 2021~

~Company Provides Annual Guidance for Fiscal 2022~

CLEARWATER, FL, October 26, 2021 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced record results for its fourth quarter and full year ended September 30, 2021.

Revenue grew 16% to a record $462.3 million for the quarter ended September 30, 2021, from $398.8 million for the comparable quarter last year.  The growth was driven primarily by successful strategic acquisitions completed during the fiscal year.  Same-store sales for the quarter declined 7%, due to supply constrained inventory, but was up against 33% growth in the comparable period last year.

Net income for the quarter ended September 30, 2021, was $32.8 million, or $1.45 per diluted share, compared to $25.6 million, or $1.13 per diluted share in the comparable period prior year. Included in the quarter ended September 30, 2020, were net charges of $1.5 million or $0.06 per diluted share, related primarily to costs associated with the Company’s store optimization plan. Excluding the charges in 2020, adjusted diluted earnings per share for the quarter ended September 30, 2020, was $1.19.

For the fiscal year ended September 30, 2021, revenue increased 37% to $2.06 billion compared with $1.51 billion for the same period last year. The revenue increase was driven primarily by successful strategic acquisitions completed during the fiscal year and by strong same-store sales growth of over 13% which was on top of a 25% increase in the prior fiscal year.

Net income for the fiscal year ended September 30, 2021, was $155.0 million, or $6.78 per diluted share, compared to net income of $74.6 million, or $3.37 per diluted share in the prior year. The year ended September 30, 2020, included net charges of $1.3 million or $0.05 per diluted share as outlined above.   Excluding the charges in 2020, adjusted diluted earnings per share was $3.42 in the prior year.

W. Brett McGill, Chief Executive Officer and President stated, “The MarineMax Team’s commitment and extraordinary efforts generated record revenue of more than $2 billion, our highest gross margin since inception and a near doubling of earnings per share.  Perhaps most notable is that these results were delivered while providing world class customer service as evidenced by record high customer satisfaction scores. We are very proud of these outstanding achievements and believe this further demonstrates the scale and flexibility of our business model that is benefitting from investments in technology, growth in our asset light and higher margin businesses, increased penetration of highly desired brands and our recent strategic acquisitions. The foundational shift of consumer’s renewed desire for the boating lifestyle, continues to build, as both demand and backlog remain very robust.”

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Mr. McGill continued, “Our balance sheet is extremely well-capitalized, which was further strengthened by our record 2021 EBITDA of over $225 million. This financial flexibility allows us to continue to pursue strategic accretive acquisitions which will further diversify our business and support sustainable future earnings and cash flow growth. With our deep manufacturing relationships, brand strategy, consumer preference for the MarineMax lifestyle experience and industry leading capital structure, we have increased confidence that the market will begin to recognize the significant value that we have created and that we expect to build upon in the future.”

As of September 30, 2021, the Company’s liquidity exceeded $327 million, consisting of cash and cash equivalents along with availability under its credit facilities.

Fiscal 2022 Guidance

Based on current business conditions, retail trends and other factors, the Company currently expects earnings per diluted share to be in the range of $7.20 to $7.50 for fiscal 2022.  This compares to diluted earnings per share of $6.78 in fiscal 2021.  These expectations do not consider, or give effect for, material acquisitions that may be completed by the Company during fiscal 2022 or other unforeseen events, including changes in global economic conditions.

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 77 retail dealership locations, which includes 31 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, the Company also is the largest super-yacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufactures boats and yachts with sales through our select retail dealership locations and through independent dealers. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands.  The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE: HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the fourth quarter and the fiscal year ended September 30, 2021; the Company's pursuit of strategic accretive acquisitions; the Company's diversification of its business, and its potential for sustainable future earnings and cash flow growth; the market's recognition of the significant value that the Company has created and expects to build upon in the future; and the Company's fiscal 2022 guidance.  These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently-acquired businesses, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2020 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:
	Michael H. McLamb	Brad Cohen or Dawn Francfort
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	investorrelations@marinemax.com.
Public Relations
MarineMax, Inc.
727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$462,310	$398,762	$2,063,257	$1,509,713
Cost of sales	287,758	282,296	1,403,824	1,111,000
Gross profit	174,552	116,466	659,433	398,713

Selling, general, and administrative expenses	130,854	83,714	449,974	291,998
Income from operations	43,698	32,752	209,459	106,715

Interest expense	666	785	3,665	9,275
Income before income tax provision	43,032	31,967	205,794	97,440

Income tax provision	10,206	6,384	50,815	22,806
Net income	$32,826	$25,583	$154,979	$74,634

Basic net income per common share	$1.51	$1.18	$7.04	$3.46

Diluted net income per common share	$1.45	$1.13	$6.78	$3.37

Weighted average number of common shares used in computing net income per common share:

Basic	21,742,888	21,716,081	22,010,130	21,547,665
Diluted	22,673,350	22,604,060	22,859,498	22,125,338

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	September 30,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$222,192	$155,493
Accounts receivable, net	47,651	40,195
Inventories, net	230,984	298,002
Prepaid expenses and other current assets	16,692	9,637
Total current assets	517,519	503,327

Property and equipment, net	175,463	141,934
Operating lease right-of-use assets, net	104,901	37,991
Goodwill and other intangible assets, net	201,122	84,293
Other long-term assets	8,818	7,774
Total assets	$1,007,823	$775,319
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$25,739	$37,343
Contract liabilities (customer deposits)	100,660	31,821
Accrued expenses	86,594	51,616
Short-term borrowings	23,943	144,393
Current maturities on long-term debt	3,587	507
Current operating lease liabilities	10,570	6,854
Total current liabilities	251,093	272,534
Long-term debt, net of current maturities	47,498	7,343
Noncurrent operating lease liabilities	96,956	33,473
Deferred tax liabilities, net	9,268	4,509
Other long-term liabilities	8,116	2,063
Total liabilities	412,931	319,922
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	29	28
Additional paid-in capital	288,901	280,436
Accumulated other comprehensive income	648	829
Retained earnings	432,678	277,699
Treasury stock	(127,364)	(103,595)
Total shareholders’ equity	594,892	455,397
Total liabilities and shareholders’ equity	$1,007,823	$775,319

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue:
Retail Operations	$452,168	$398,762	$2,043,613	$1,509,713
Product Manufacturing	23,583	—	44,000	—
Elimination of intersegment revenue	(13,441)	—	(24,356)	—
Revenue	$462,310	$398,762	$2,063,257	$1,509,713
Income from operations:
Retail Operations	$42,193	$32,752	$207,034	$106,715
Product Manufacturing	3,419	—	6,940	—
Elimination of intersegment income	(1,914)	—	(4,515)	—
Income from operations	$43,698	$32,752	$209,459	$106,715

MarineMax, Inc. and Subsidiaries

Supplemental Financial Information

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income	$32,826	$25,583	$154,979	$74,634
Store closing charges	—	1,659	—	1,659
Hurricane expenses	—	196	—	—
Tax adjustments for items noted above (1)	—	(371)	—	(388)
Adjusted net income	$32,826	$27,067	$154,979	$75,905

Diluted net income per common share	$1.45	$1.13	$6.78	$3.37
Store closing expenses	—	0.07	—	0.07
Hurricane expenses	—	0.01	—	—
Tax adjustments for items noted above (1)	—	(0.02)	—	(0.02)
Adjusted diluted net income per common share	$1.45	$1.19	$6.78	$3.42

(1)	Adjustments for taxes for unusual items are calculated based on the effective tax rate for each respective period presented and the jurisdiction of the adjustment.

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income	$32,826	$25,583	$154,979	$74,634
Interest expense	666	785	3,665	9,275
Income tax provision	10,206	6,384	50,815	22,806
Depreciation and amortization	4,027	3,318	15,606	12,772
EBITDA (2)	$47,725	$36,070	$225,065	$119,487

(2)	We define EBITDA as earnings before interest expense, income tax provision, and depreciation and amortization.